The Clorox Company News Release

Clorox Reports Strong Top-Line and Earnings Growth for Q1; Confirms Fiscal 2009 EPS Outlook

OAKLAND, Calif., Oct. 31, 2008 – The Clorox Company (NYSE: CLX) today announced that strong top-line growth and cost savings drove robust earnings results for its first quarter, which ended Sept 30.

“I’m extremely pleased with our performance for the quarter, particularly given pressure on the consumer in this difficult economic environment,” said Chairman and CEO Don Knauss. “We delivered strong sales growth, on top of a high level of growth in the year-ago quarter, and strong earnings growth. Overall, our brands are healthy and the fundamentals of our business are solid.”

Fiscal first-quarter results reflect strong top-line growth

  91 cents diluted earnings per share

  12% sales growth

  4% volume growth

Clorox reported first-quarter net earnings of $128 million, or 91 cents diluted earnings per share (EPS), based on weighted average diluted shares outstanding of about 141 million. Current quarter earnings included about $6 million in pretax restructuring-related charges, or 3 cents diluted EPS, and a pretax loss of $3 million, or 1 cent diluted EPS, related to the Burt’s Bees acquisition. Excluding these factors, the company delivered first-quarter diluted EPS of 95 cents. (See “Non-GAAP Financial Information” below and the last page of this press release for information and a reconciliation of key first-quarter results.)

In the year-ago quarter, Clorox reported net earnings of $111 million, or 76 cents diluted EPS, based on weighted average diluted shares outstanding of about 146 million. These year-ago results included about $27 million in pretax restructuring-related charges, or 12 cents diluted EPS. The charges for both years were associated with the previously announced consolidation of the company’s manufacturing network and other actions the company decided to take in light of its Centennial Strategy.

First-quarter sales grew 12 percent to $1.38 billion, compared with $1.24 billion in the year-ago quarter. Excluding the Burt’s Bees acquisition, sales in the current quarter grew 8 percent.

First quarter total volume increased 4 percent. Excluding Burt’s Bees® products, volume was up 1 percent. Sales growth outpaced volume growth primarily due to the benefit of price increases and favorable product mix.

Gross margin in the first quarter decreased 200 basis points to 40.6 percent from 42.6 percent. The impact of the aforementioned restructuring-related charges on cost of goods sold was $5 million, or about 40 basis points. Excluding this impact, gross margin was 41.0 percent. The year-over-year decrease was primarily due to the impact of higher costs for commodities, manufacturing and logistics, including diesel fuel. These factors were partially offset by the benefit of price increases and cost savings.

Selling and administrative expenses increased versus the year-ago quarter primarily due to the Burt’s Bees acquisition and incremental investments to support the Centennial Strategy, including additional resources in the grocery channel. Also contributing to these results were incremental spending on cost saving projects and higher selling commissions.

Net cash provided by operations was $93 million, compared to $163 million in the year-ago quarter. The decrease was primarily due to higher working capital. Working capital reflected the impact of the Burt’s Bees acquisition and higher inventory levels resulting from increased commodity costs and inventory builds to support both new product launches and the manufacturing network consolidation. Also contributing to the decline in cash flow were higher incentive compensation and interest payments versus the year-ago quarter.

Key segment results

Following is a summary of key first-quarter results by business segment. All comparisons are with the first quarter of fiscal year 2008, unless otherwise stated.

North America segment pretax earnings reflect strong sales growth

  4% volume growth

  11% sales growth

  15% pretax earnings growth

Volume growth was primarily driven by Burt’s Bees® products, Green Works™ natural cleaners, all-time record shipments of Glad® ForceFlex® trash bags, Brita® water-filtration products, Fresh Step® scoopable cat litter and Kingsford® charcoal products. Also contributing to volume growth in the segment were higher shipments of Clorox 2® stain fighter & color booster, which was relaunched with a concentrated formula. These results were partially offset by the company’s exit from the private-label food bags business and lower shipments of Clorox® liquid bleach, Pine-Sol® cleaner, Clorox® toilet bowl cleaner, Clorox® disinfecting cleaner and Glad® regular trash bags. Sales growth outpaced volume growth primarily due to the benefit of price increases and favorable product mix. Pretax earnings reflected the benefit of sales growth, cost savings and lower restructuring-related charges. These factors were partially offset by the impact of unfavorable commodity costs, higher costs for manufacturing and logistics and higher selling and administrative expenses.

International segment delivers strong sales growth; commodity cost increases impact earnings results

  5% volume growth

  14% sales growth

  22% pretax earnings decline

Volume growth was driven by shipments of laundry and homecare products in Latin America. Sales growth outpaced volume growth primarily due to the benefit of price increases and favorable foreign exchange rates. Pretax earnings declined $8 million, primarily due to the impact of higher costs for commodities, manufacturing and logistics, as well as higher advertising and merchandising spending to support growth in Latin America. These factors were partially offset by sales growth. Although some of the product-related costs are expected to improve going forward, weaker foreign currencies are expected to pressure the company’s International margins.

Clorox confirms fiscal 2009 outlook for diluted EPS

  4-6% sales growth

  25-75 basis points gross margin improvement

  Diluted EPS unchanged in the range of $3.60 to $3.75

For fiscal year 2009, Clorox now anticipates total sales growth in the range of 4-6 percent, rather than the previously communicated range of 6-8 percent, due to higher estimated foreign currency devaluation versus the U.S. dollar. About 20 percent of the company’s sales are outside the U.S., with about 10 percent in the core markets of Canada, Australia, New Zealand, Mexico and Chile. These core markets have experienced currency devaluation of more than 20 percent over the last two months. The updated sales growth range continues to include about 2 percentage points of growth from sales of Burt’s Bees® products and about 2 percentage points of growth from innovation, including Green Works™ natural cleaners.

The company still anticipates gross margin will decline in the first half of the fiscal year and increase in the second half of the fiscal year. However, for the full fiscal year, the company now anticipates gross margin improvement in the range of 25-75 basis points. The benefits of cost savings, price increases and favorable product mix are expected to more than offset the anticipated impact of commodity cost pressure for the fiscal year.

Clorox now anticipates higher cost savings, in the range of $100 million to $105 million. The company continues to anticipate restructuring-related charges in the range of $20 million to $25 million; a tax rate in the range of 34-35 percent; and weighted average diluted shares outstanding of about 141 million. The company now anticipates interest expense in the range of $160 million to $170 million due to higher financing costs, and commodity and diesel cost increases in the range of $150 million to $170 million, versus the company’s prior outlook of $180 million to $200 million.

Knauss said the company is closely monitoring the economic environment and potential impact on consumer spending. “In tough times, people tend to turn to household brands like ours that they can trust to work. While we know there are challenges ahead, particularly through the first half of the fiscal year, we have a proven track record for successfully managing our business in a difficult environment. I have great confidence in the Clorox organization to execute our strategy.”

Including all of these factors, Clorox continues to anticipate fiscal year 2009 diluted EPS in the range of $3.60 to $3.75. Lower commodity costs, favorable product mix and higher cost savings are anticipated to offset the negative impact of foreign currency declines and higher interest costs for the full fiscal year. The anticipated impact of declining foreign currencies will likely be more significant on sales and pretax profit in the second quarter, with the anticipated benefits from lower commodity costs and higher cost savings occurring later in the second half of the fiscal year.

For more detailed financial information

Visit the Investors: Financial Results section of the company’s Web site at www.TheCloroxCompany.com for the following:

  Supplemental volume and sales growth information

  Supplemental gross margin driver information

  Reconciliation of certain non-GAAP financial information, including earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA)

  Supplemental balance sheet and cash flow information

  Supplemental price-increase information

Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers.

Today’s webcast

Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s first-quarter results. The webcast can be accessed at http://investors.thecloroxcompany.com. Following a live discussion, a replay of the webcast will be archived for one week on the company’s Web site.

The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2008 revenues of $5.3 billion. Clorox markets some of consumers' most trusted and recognized brand names, including its namesake bleach and cleaning products, Green Works™ natural cleaners, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, Glad® bags, wraps and containers, and Burt’s Bees® natural personal care products. With approximately 8,300 employees worldwide, the company manufactures products in more than two dozen countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $73.4 million to nonprofit organizations, schools and colleges. In fiscal 2008 alone, the foundation awarded $3.7 million in cash grants, and Clorox made product donations valued at $5.3 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Forward-looking statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash outflows, plans, objectives, expectations, growth, or profitability, are forward looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward looking statements. These forward looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended June 30, 2008, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to, the company’s costs, including volatility and increases in commodity costs such as resin, diesel, chlor-alkali, agricultural commodities and other raw materials; increases in energy costs; unfavorable general economic and marketplace conditions and events, including consumer confidence and consumer spending levels, the rate of economic growth, the rate of inflation, and the financial condition of our customers and suppliers; interest rate and foreign currency exchange rate fluctuations; unfavorable political conditions in international markets and risks relating to international operations; consumer and customer reaction to price increases; risks relating to acquisitions, mergers and divestitures; the ability of the company to implement and generate expected savings from its programs to reduce costs, including its supply chain restructuring; the success of the company’s previously announced Centennial Strategy; the need for any additional restructuring or asset-impairment charges; the company’s ability to achieve the projected strategic and financial benefits from the Burt’s Bees acquisition; customer-specific ordering patterns and trends; the company’s actual cost performance; changes in the company’s tax rate; supply disruptions or any future supply constraints that may affect key commodities or product inputs; risks inherent in sole-supplier relationships; risks related to customer concentration; risks arising out of natural disasters; risks related to the handling and/or transportation of hazardous substances, including but not limited to chlorine; risks inherent in litigation; the Company’s ability to maintain its business reputation and the reputation of its brands; the impact of the volatility of the debt markets on the company’s access to funds, including its access to commercial paper; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers; the ability to manage and realize the benefit of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreement relating to the provision of information technology and related services by a third party; the success of new products; risks relating to changes in the company’s capital structure; and the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies. In addition, the company’s future performance is subject to risks related to its November 2004 share exchange transaction with Henkel KGaA, the tax indemnification obligations and the actual level of debt costs. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than management’s expectations, or increases in debt or changes in credit ratings, or otherwise, could adversely affect the company’s earnings.

The company’s forward looking statements in this report are based on management’s current views and assumptions regarding future events and speak only as of their dates. Investors are cautioned not to place undue reliance on any such forward looking statements. The company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP financial information

This press release contains non-GAAP financial information relating to EPS, sales growth and gross margin. Included on the last page of this release is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

The company has disclosed information related to diluted EPS, sales and gross margin on a non-GAAP basis to supplement its condensed consolidated statements of earnings presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s EPS, sales and gross margin reported in accordance with GAAP, including:

  Charges associated with simplification of the company’s supply chain and other restructuring-related charges.

  The impact of the company’s acquisition of Burt’s Bees, Inc., completed in the second quarter of fiscal year 2008.

  The impact of the company’s acquisition of bleach businesses completed in fiscal year 2007.

  The impact of foreign exchange.

  The impact of the company’s exit from its private label food bags business.

Management believes that these non-GAAP financial measures provide useful additional information to investors about current trends in the company’s operations and are useful for period over period comparisons of operations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should only be read in connection with the company’s condensed consolidated statements of earnings presented in accordance with GAAP.

See the following pages for these first-quarter results:

  Condensed Consolidated Statements of Earnings (Unaudited)

  Segment Information (Unaudited)

  Condensed Consolidated Balance Sheets (Unaudited

  First-quarter sales growth reconciliation

  First-quarter gross margin reconciliation

  First-quarter diluted EPS reconciliation

Media relations
Dan Staublin 510-271-1622, dan.staublin@clorox.com
Kathryn Caulfield 510-271-7209

Investor relations
Li-Mei Johnson 510-271-3396, li-mei.johnson@clorox.com
Steve Austenfeld 510-271-2270

The Clorox Company

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended
	9/30/2008	9/30/2007
Net sales	$1,384	$1,239
Cost of products sold	822	711

Gross profit	562	528

Selling and administrative expenses	184	155
Advertising costs	119	118
Research and development costs	27	23
Restructuring and asset impairment costs	1	25
Interest expense	42	33
Other expense, net	3	-

Earnings before income taxes	186	174
Income taxes	58	63

Net earnings	$128	$111

Earnings per share
Basic	$0.92	$0.77
Diluted	$0.91	$0.76

Weighted average shares outstanding (in thousands)
Basic	138,457	143,778
Diluted	140,633	146,127

The Clorox Company

Dollars in millions

First Quarter & Year to Date
				Earnings/(Losses)
	Net Sales			Before Income Taxes
	Three Months Ended		%	Three Months Ended		%
	9/30/2008	9/30/2007	Change (1)	9/30/2008	9/30/2007	Change (1)
North America	$1,167	$1,049	11%	$329	$286	15%

International	217	190	14%	29	37	-22%

Corporate (2)	-	-	-	(172)	(149)	15%

Total Company	$1,384	$1,239	12%	$186	$174	7%

(1)	Percentages based on unrounded numbers.
(2)	The Corporate segment included $42 and $33, respectively, of interest expense for the three months ended Sept. 30, 2008, and 2007.

The Clorox Company

Condensed Consolidated Balance Sheets (Unaudited)
Dollars in millions

	9/30/2008	6/30/2008	9/30/2007
Assets
Current assets
Cash and equivalents	$184	$214	$209
Receivables, net	455	505	408
Inventories, net	421	384	332
Other current assets	106	146	115
Total current assets	1,166	1,249	1,064
Property, plant and equipment, net	942	960	966
Goodwill	1,643	1,658	1,039
Trademarks, net	558	560	240
Other Intangible asset, net	118	123	80
Other assets	160	158	200

Total assets	$4,587	$4,708	$3,589

Liabilities and Stockholders’ Deficit
Current liabilities
Notes and loans payable	$727	$755	$872
Current maturities of long-term debt	1	-	500
Accounts payable	392	418	318
Accrued liabilities	367	440	347
Income taxes payable	75	48	116
Total current liabilities	1,562	1,661	2,153
Long-term debt	2,719	2,720	1,477
Other liabilities	595	600	592
Deferred income taxes	75	97	4

Total liabilities	4,951	5,078	4,226

Contingencies
Stockholders’ deficit
Common stock	159	159	159
Additional paid-in capital	527	534	491
Retained earnings	440	386	219
Treasury shares	(1,232)	(1,270)	(1,309)
Accumulated other comprehensive net losses	(258)	(179)	(197)

Stockholders’ deficit	(364)	(370)	(637)

Total liabilities and stockholders’ deficit	$4,587	$4,708	$3,589

The Clorox Company

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

First-Quarter Sales Growth Reconciliation

	Fiscal	Fiscal
	2009	2008
Base sales growth	8.3%	4.1%
Foreign exchange	0.4	0.8
Exit from private label business	-0.4	-0.1
Sales growth before acquisitions	8.3%	4.8%
Burt's Bees acquisition	3.4	--
Bleach business acquisition	--	1.9
Total sales growth	11.7%	6.7%

The Canada portion of the bleach business acquisition closed on Dec. 29, 2006;
     the Latin America portion closed on Feb. 28, 2007.
The Burt’s Bees acquisition closed on Nov. 30, 2007.

First-Quarter Gross Margin Reconciliation

Q1 FY'08 gross margin	42.6%	Q1 FY'07 gross margin	42.9%
Cost savings	2.0	Cost savings	1.8
Pricing	2.3	Pricing	0.5
Commodities	-4.6	Commodities	-1.2
Logistics & manufacturing	-2.5	Logistics & manufacturing	-1.4
Other	1.2	Other	0.1
Q1 FY'09 gross margin before impact		Q1 FY'08 gross margin before impact
of charges	41.0%	of charges	42.7%
Restructuring-related charges	-0.4	Restructuring-related charges	-0.1
Q1 FY'09 gross margin	40.6%	Q1 FY'08 gross margin	42.6%

First-Quarter Diluted EPS Reconciliation

	Fiscal	Fiscal
	2009	2008
Diluted EPS before charges	$0.95	$0.88
Restructuring-related charges	-0.03	-0.12
Burt's Bees dilution	-0.01	--
Diluted EPS – GAAP	$0.91	$0.76

The Clorox Company

Supplemental Information – Volume Growth

	% Change vs. Prior Year
Business Segment	FY08					FY09		Major Drivers of Change
	Q1	Q2	Q3	Q4	FY	Q1	YTD

Q1 increase primarily driven by acquisition of Burt’s Bees®; new products, including Green Works™; continued growth in Glad® Force Flex® trash bags, Brita®, and Fresh Step® cat litter; and increased merchandising of Kingsford® charcoal products. These were partially offset by lower shipments of cleaning products due to price increases and exiting the private-label food bags business.

North America (1)	5%	6%	4%	6%	5%	4%	4%

International	11%	6%	4%	7%	7%	5%	5%	Q1 increase primarily driven by strong results in Latin America behind category growth.

Total Company	6%	6%	4%	6%	6%	4%	4%

Supplemental Information – Sales Growth

	% Change vs. Prior Year
Business Segment	FY08					FY09		Major Drivers of Change
	Q1	Q2	Q3	Q4	FY	Q1	YTD
North America (1)	5%	6%	8%	10%	8%	11%	11%	Q1 growth primarily driven by increased shipments across the segment, favorable brand mix and the benefit of price increases.

								Q1 growth primarily driven by strong shipments, the benefit of price increases and favorable currency.
International	18%	17%	14%	16%	16%	14%	14%

Total Company	7%	8%	9%	11%	9%	12%	12%

(1)     North America includes U.S. and Canadian results and the worldwide Burt’s Bees business.